Exhibit 99.1

Durational Capital Management Completes Acquisition of Casper

NEW YORK – January 25, 2022 – Casper Sleep Inc. (“Casper” or the “Company”) today announced that its all-cash acquisition by Durational Capital Management, LP (“Durational”) has been completed. The acquisition was previously announced on November 15, 2021. Under the terms of the merger agreement, Casper stockholders will receive $6.90 per share in cash. In connection with the completion of the transaction, Casper common stock ceased trading and will be delisted from the New York Stock Exchange.

Casper will operate as a privately held company and will remain headquartered in New York City.

“I am looking forward to working with the talented and committed team at Durational,” said Emilie Arel, President and Chief Executive Officer of Casper. “The partnership allows us the unique opportunity to execute a long-term strategy that builds on the company’s legacy and unlocks the full potential of Casper as a leading sleep brand.”

“Today’s closing signifies a new era of growth and innovation for Casper, and we are thrilled to have successfully completed this transaction in partnership with the Company,” said Eric Sobotka and Matthew Bradshaw, Managing Partners of Durational Capital Management. “We are excited to begin working with the Casper team to strengthen their position as a category-changing brand.”

KKR provided financing in support of the transaction from its private credit funds and accounts. “We have had a long standing relationship with Durational and are thrilled to be able to support their team and the Company with a bespoke asset-based lending solution designed to meet their long-term objectives,” said Dan Pietrzak, Co-Head of Private Credit at KKR.

About Casper

Casper believes everyone should sleep better. The Sleep Company has a full portfolio of obsessively engineered sleep products—including mattresses, pillows, bedding, and furniture designed in-house by the Company’s award-winning R&D team at Casper Labs. In addition to its e-commerce business, Casper owns and operates Sleep Shops across North America and its products are available at a growing list of retailers.

About Durational Capital Management, LP

Based in New York, Durational Capital Management, LP is an investment firm that invests in high quality consumer companies. Durational approaches its investments with a strategic mindset and focuses on driving long-term value creation through partnership with top tier management teams and actively supporting management to drive operational improvements. The firm was founded in 2017, and its investment professionals have extensive experience investing in the consumer sector. For more information, visit: www.durational.com.

For Media Inquiries:

For Casper:
Dana Yacyk
Director, PR & Brand Communications at Casper
comms@casper.com

For Durational:
Jared Levy, Emily Claffey, Jeff Huber
Sard Verbinnen & Co
Durational-SVC@sardverb.com,
(212) 687-8080